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                                                                      EXHIBIT 99

                       MONSANTO COMPANY AND SUBSIDIARIES
                       ---------------------------------
             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

                                                                              Year Ended December 31,
                                                                   ----------------------------------------------
                                                                   1997        1996      1995      1994      1993
                                                                   ----        ----      ----      ----      ----
Income from continuing operations before
  provision for income taxes....................................   $366<F*>   $553<F*>   $645<F*>  $636      $427

    Add

        Fixed charges...........................................    236        172        178       140       141

        Less capitalized interest...............................    (14)        (9)        (5)       (4)       (7)

        Dividends from affiliated companies.....................      4          6          3         2         5

    Less equity income (add equity loss) of affiliated
      companies.................................................    (20)        42         (3)       (4)      (20)
                                                                   ----       ----       ----      ----      ----

            Income as adjusted..................................   $572       $764       $818      $770      $546
                                                                   ====       ====       ====      ====      ====

Fixed charges

    Interest expense............................................   $170       $119       $132      $100      $101

    Capitalized interest........................................     14          9          5         4         7

    Portion of rents representative of interest factor..........     52         44         41        36        33
                                                                   ----       ----       ----      ----      ----

            Fixed charges.......................................   $236       $172       $178      $140      $141
                                                                   ====       ====       ====      ====      ====

Ratio of earnings to fixed charges..............................   2.42       4.44       4.60      5.50      3.87
                                                                   ====       ====       ====      ====      ====

---------
<F*>Includes charges for acquired in-process research and development of $684 million in 1997, and charges for restructuring and other unusual items of
    $376 million in 1996 and $90 million in 1995. Excluding these unusual items, the ratio of earnings to fixed charges would have been 5.32, 6.60 and 5.10 in
    1997, 1996 and 1995, respectively. The ratio was not materially affected by the restructuring and other unusual items in 1994 and 1993.

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